Exhibit 99.1

Location Based Technologies Begins Delivery
of LoadRack Tracker Devices in March 2010

(Business Wire) - On Thursday, February 11, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet, and asset location devices, today announced that they will begin delivery of LoadRack Tracker devices for their channel partner, LoadRack.com, LLC. (See public website at www.loadracktracker.com for additional information.)

“This large scale commercialization of the LoadRackTM Tracker solution will improve the integrity and visibility of all loads in the system. Stakeholders and partners along the supply chain will now have an avenue for direct access to the LRT unique user interface and service offerings such as zone management, real time location, load history, and the specialized temperature and door status alert system,” explains Desiree Mejia, COO of LBT and Senior Project Manager. “The consumer ready website that we unveiled last month enhanced our channel partner's presence and will drive device sales and allow for us to deliver product. We are excited to be generating revenues from this great product.”

This large-scale application of technology allows the industry leaders to be able to monitor the status of temperature controlled loads from pick-up to delivery and to increase the visibility and integrity of the load for brokers, shippers, and carriers throughout the supply chain. This solution delivers benefits that result in better utilization of trucking capacity, better coordination of both carrier and shipper resources, and provides real-time information integrity across the supply chain.

About LoadRack.com, LLC

LoadRack.com™ is the premier provider of truck and load matching, with an industry first real-time asset tracking application. Their advanced technology allows shippers, carriers, and brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain. Accessed via the Internet, the LRT system allows users to determine load location, status, monitor load temperature, and effectively manage equipment problems and delays. For more information, visit http://www.loadracktracker.com.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse
888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Investor Relations
Glenn Busch, CFP
888-600-1044 ext 3
glenn@pocketfinder.com
or
NetGain
Joe Daly, Esq.
866-635-0011
760-942-4500
investor@locationbasedtech.com